Exhibit 99.16

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this joint announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this joint announcement.

This joint announcement appears for information purposes only and is not intended to and does not constitute, or form part of, any offer to purchase or subscribe for or an invitation to purchase or subscribe for securities of the Offeror or the Company or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities of the Offeror or the Company in any jurisdiction in contravention of applicable law or regulation.

This joint announcement is not for release, publication or distribution, in whole or in part, in, into or from any jurisdiction where to do so would constitute a violation of the applicable laws or regulations of such jurisdiction.

廣東東陽光藥業股份有限公司	宜昌東陽光長江藥業股份有限公司
SUNSHINE LAKE PHARMA	YICHANG HEC CHANGJIANG
CO., LTD.	PHARMACEUTICAL CO., LTD.
(a company incorporated in the People’s Republic of China with limited liability)	(a joint stock limited company incorporated in the People’s Republic of China with limited liability)
(Stock Code: 1558)

JOINT ANNOUNCEMENT
MONTHLY UPDATE
IN RELATION TO THE PROPOSED PRE-CONDITIONAL PRIVATISATION
OF YICHANG HEC CHANGJIANG PHARMACEUTICAL CO., LTD.
BY SUNSHINE LAKE PHARMA CO., LTD.
BY WAY OF MERGER BY ABSORPTION OF
YICHANG HEC CHANGJIANG PHARMACEUTICAL CO., LTD.

Financial Adviser to the Offeror

Financial Adviser to the Company

Reference is made to (i) the announcement published by YiChang HEC ChangJiang Pharmaceutical Co., Ltd. (the ‘‘Company’’) pursuant to Rule 3.7 of the Takeovers Code on 8 March 2024 (the ‘‘Rule 3.7 Announcement’’); (ii) the announcement jointly published by Sunshine Lake Pharma Co., Ltd. (the ‘‘Offeror’’) and the Company on 10 May 2024 (the ‘‘Joint Announcement’’) in relation to the Merger; (iii) the announcement jointly published by the Offeror and the Company on 7 June 2024 in relation to the extension of time for despatch of the Composite Document; (iv) the announcements jointly published by the Offeror and the Company on 5 July 2024, 5 August 2024, 4 September 2024, 4 October 2024, 5 November 2024, 5 December 2024, 10 January 2025, 10 February 2025, 10 March 2025 and 10 April 2025 in relation to the monthly update on the Merger; and (v) the announcement jointly published by the Offeror and the Company on 11 December 2024 in relation to the fulfilment of Pre-Condition (3) of the Merger. Unless the context requires otherwise, capitalised terms used herein shall have the same meanings as those defined in the Joint Announcement.

PROGRESS UPDATE ON THE MERGER

As stated in the Joint Announcement, the Merger Agreement is subject to the fulfilment of the Pre-Conditions, being (1) the approval, filing or registration (if applicable) with or by (a) NDRC (if applicable); (b) MoC (if applicable) and (c) SAFE (if applicable), and such other applicable governmental approvals in respect of the Merger having been obtained, (2) the approval or filing by or with the Listing Committee of the Stock Exchange, the Department of International Cooperation of the CSRC and such other competent authorities which are necessary for the listing (by way of introduction) of, and permission to deal in, the Offeror H Shares on the Stock Exchange pursuant to the Listing, and (3)  approval by the shareholders meeting of the Offeror of the Merger in accordance with the PRC Laws and the articles of association of the Offeror.

The Company has been informed that the NDRC approval for the Merger has now been obtained and the MoC approval is not applicable for the Merger, but the Offeror is still liaising with SAFE about their approval in respect of the Merger for the purpose of Pre- Condition (1). In respect of the Listing (Pre-Condition (2)), the Offeror has been progressing further in the vetting process with the SFC and the Stock Exchange in relation to its Listing application. Accordingly, as at the date of this joint announcement, only Pre-Condition (3)  has been fulfilled and Pre-Conditions (1) and (2) have yet to be fully fulfilled.

Further announcement(s) will be made by the Offeror and the Company upon the fulfilment of the Pre-Conditions as and when appropriate.

WARNING: The Listing is conditional upon, among other things, the approval of the Listing Committee of the Stock Exchange, the completion of the filing with the China Securities Regulatory Commission for the Listing and the effectiveness of the Merger Agreement. The Pre-Conditions and the Conditions to effectiveness must be fulfilled before the Merger Agreement becomes effective. The Merger Agreement becoming effective is therefore a possibility only. Further, Shareholders, investors and potential investors in the securities of the Company should be aware that the implementation of the Merger is subject to the Conditions to implementation set out in the Joint Announcement being satisfied or waived, as applicable. Neither the Offeror nor the Company provides any assurance that any or all Conditions or Pre-Conditions can be fulfilled, and thus the Merger Agreement may or may not become effective or, if effective, may or may not be implemented or completed. Shareholders, investors and potential investors in the securities of the Company should therefore exercise caution when dealing in the securities of the Company. Persons who are in doubt as to the action to take and the implications arising from the Merger should consult their stockbroker, bank manager, solicitor or other professional advisers (including tax adviser regarding the tax consequences of the cancellation of the Shares and the implementation of the Merger).

NOTICE TO U.S. H SHAREHOLDERS

The Merger will be implemented by way of a merger by absorption provided for under the laws of the PRC, which will involve the exchange of securities of two companies incorporated in the PRC with limited liability and the cancellation of the securities of a company incorporated in the PRC with limited liability. The Merger is subject to Hong Kong disclosure requirements, which are different from those of the United States. The financial information included in the Company’s announcements has been prepared in accordance with IFRS and thus may not be comparable to financial information of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

U.S. H Shareholders may encounter difficulty enforcing their rights and any claims arising out of the U.S. federal securities laws, as the Offeror and the Company are located in a country outside the United States and some or all of their respective officers and directors may be residents of a country other than the United States. U.S. H Shareholders may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, U.S. H Shareholders may encounter difficulty compelling a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

In accordance with the Takeovers Code and Rule 14e-5(b) of the U.S. Exchange Act, CICC and its affiliates may continue to act as exempt principal traders in the Shares on the Stock Exchange. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices, provided that any such purchase or arrangement complies with applicable law, including but not limited to the Takeovers Code, and is made outside the United States. Any information about such purchases will be reported to the SFC in accordance with the requirements of the Takeovers Code and, to the extent made public by the SFC, will be available on the website of the SFC at http://www.sfc.hk and the Stock Exchange at www.hkexnews.hk.

By order of the board of	By order of the board of
Sunshine Lake Pharma Co., Ltd.	YiChang HEC ChangJiang
ZHANG Yingjun	Pharmaceutical Co., Ltd.
Chairman	TANG Xinfa
Chairman

Hubei, the PRC

9 May 2025

As at the date of this joint announcement, the Offeror’s directors are Dr. ZHANG Yingjun, Dr. LI Wenjia, Mr. ZHANG Yushuai, Mr. TANG Xinfa, Mr. ZHU Yingwei, Mr. ZENG Xuebo, Ms. DONG Xiaowei, Ms. WANG Lei, Dr. LI Xintian, Dr. MA Dawei, Dr. YIN Hang Hubert and Dr. LIN Aimei. The directors of the Offeror jointly and severally accept full responsibility for the accuracy of the information contained in this joint announcement (other than in relation to the Company or the Directors in their capacity as such) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this joint announcement (other than those expressed by the Company or the Directors in their capacity as such) have been arrived at after due and careful consideration and there are no other facts not contained in this joint announcement the omission of which would make any of the statements in this joint announcement misleading.

As at the date of this joint announcement, the Board consists of Mr. JIANG Juncai, Mr.  WANG Danjin, Mr. LI Shuang and Mr. CHEN Hao as executive Directors; Mr. TANG Xinfa as non-executive Director; and Mr. TANG Jianxin, Ms. XIANG Ling and Mr. LI Xuechen as independent non-executive Directors. The Directors jointly and severally accept full responsibility for the accuracy of the information contained in this joint announcement (other than in relation to the Offeror or its directors in their capacity as such) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this joint announcement (other than those expressed by the Offeror or its directors in their capacity as such) have been arrived at after due and careful consideration and there are no other facts not contained in this joint announcement the omission of which would make any of the statements in this joint announcement misleading.